SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2014

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code) (509) 527-3636

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)(3)  Compensatory Arrangements of Certain Officers – Employment Agreement

On June 24, 2014, Banner Corporation (the “Company”) and its financial institution subsidiary, Banner Bank (“Bank”), entered into a new employment agreement with Lloyd W. Baker, Executive Vice President and Chief Financial Officer of the Company and the Bank.  In addition, the Bank entered into new employment agreements with Richard B. Barton, Executive Vice President/Chief Credit Officer of the Bank; Cynthia D. Purcell, Executive Vice President of Retail Banking and Administration of the Bank; and Douglas M. Bennett, Executive Vice President – Manager Commercial Real Estate and Construction & Development Lending of the Bank.  Messrs. Baker, Barton and Bennett and Ms. Purcell are each considered to be named executive officers of the Company and the Bank.  The employment agreements supersede all prior employment agreements previously in effect between the Company and/or the Bank and the executives.  The material terms of the employment agreements are summarized below (references to the employment agreements are referred to in the summary as the “agreement”) and a form of the agreement is furnished as Exhibit 10.1 hereto and is incorporated herein by reference.  For purposes of such summary, for Mr. Baker, whose agreement is with the Company and the Bank, all references to the Bank include the Company.

The employment agreements are effective on July 1, 2014, and provide for an initial three-year term, provided the agreement has not been terminated earlier by either party to the agreement.  On each anniversary beginning on July 1, 2015, the term of the agreement will be extended for a period of one year in addition to the then-remaining term so that the extended term is three years, unless notice is given by the executive to the Bank, or vice versa, at least 90 days prior to such anniversary, that the agreement will not be extended, and prior to such anniversary, the Board of Directors of the Bank (the "Board"), or an authorized committee of the Board as provided in the agreement (the “Committee”), reviews and approves the extension of the agreement.

Under the employment agreements, Messrs. Baker’s, Barton’s, Bennett’s and Ms. Purcell’s annual base salary is $260,100, $264,261, $242,283 and $293,607, respectively.  The executive’s annual base salary will be adjusted from time to time to reflect amounts approved by the Board or by the Committee.

The executive may participate with other executive officers of the Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or the Committee.  The executive also may be eligible to participate in equity or incentive award programs sponsored by the Bank.  The executives may participate, to the same extent as executive officers of the Bank generally, in all plans of the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.  In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to the Bank’s executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, company cars, club dues and physical examinations.  The executives also will be provided an automobile for their business use (except that Mr. Barton will receive a monthly automobile allowance), monthly club and/or gym membership dues (for Messrs. Baker and Barton and Ms. Purcell), and other employee benefits such as vacation and sick leave.

The executive may terminate employment upon the occurrence of certain events described in the definition of “Involuntary Termination” in the agreements.  The Board may also terminate the executive's employment at any time.  In either such event, if the executive’s employment is terminated other than for cause, then the Bank would be required to pay the executive’s salary at the rate in effect immediately prior to the date of termination over the remainder of the term of the agreement, and continue to provide the executive, his or her dependents and beneficiaries (as applicable) during the remainder of the term of the agreement with substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits on terms substantially as favorable as the executive received prior to any involuntary termination.

Under the agreement, the executive may voluntarily terminate his or her employment by providing 60 days’ written notice to the Bank, or for a shorter period as agreed to by the executive and the Board.  In the event of a voluntary termination by the executive, the Bank would be required to pay the executive’s salary and provide benefits pursuant to the agreement only through the date of termination. If the executive dies while employed by the Bank, the Bank would be required to pay the executive’s salary and provide benefits through the end of the month in which the executive dies.  If the executive becomes disabled while employed by the Bank, the employment agreement will continue (subject to termination by the Bank after six months), and disability benefits will be provided in coordination with the Bank's disability programs.

The employment agreements also provide for severance payments and other benefits if an executive is involuntarily terminated during the period beginning on the six-month anniversary preceding a change in control (as defined in the agreements) and ending on the second anniversary of the effective time of the change in control.  In such an event, the Bank shall (i) pay the executive within 25 business days after the date of termination a cash lump sum equal to 2.99 times his or her  “base amount”, as determined under Section 280G of the Internal Revenue Code (“Code”) determined at the effective time of the change in control event (generally, “base amount” means the average of the executive’s taxable compensation from the Bank during the five-year period ending with the year preceding the year in which the change in control event occurs); and (ii) continue to provide the executive during the 36-month period following the executive’s date of termination with various group benefits, such as life insurance, hospitalization, medical, dental, prescription drug and long term disability insurance on terms substantially as favorable as the executive received prior to any involuntary termination.  The agreement further provides that if the executive’s payment made, or value of benefits received, in connection with a change in control would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Internal Revenue Code (“Code”) Section 280G, then payments and benefits under the agreement will be reduced to the extent necessary so as to maximize amounts and the value of benefits to be received by the executive without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.  In addition, involuntary termination and severance payments are subject to the payment restrictions of Section 409A of the Code and other regulatory provisions.

The agreement includes noncompetition provisions that restrict the executive for a period of two years from the termination of the agreement, from serving as a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Bank or any other affiliate of the Bank operates a full service branch office or lending center on the date of termination of the agreement.  However, the executive may invest in the capital stock or other securities of any business dissimilar from that of the Bank, solely as a passive investor in any business.  The agreement also includes confidentiality and non-solicitation restrictions.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the form of employment agreement, a copy of which is furnished as Exhibit 10.1 and is incorporated herein by reference.

Other Agreements

In addition to the employment agreements described above, the Bank also entered into a new agreement with Anne L. Wuesthoff, Executive Vice President/Human Resources and Organizational Development of the Bank.  Separately, Community Financial Corporation (“CFC”), a wholly-owned subsidiary of Banner Bank, entered into a new employment agreement with John Satterberg, President of CFC. Finally, Islanders Bank, a wholly-owned subsidiary of the Company, entered into a new employment agreement with Brad R. Williamson, President and Chief Executive Officer of Islanders Bank.  The employment agreements are effective on July 1, 2014.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished herewith and this list shall constitute the exhibit index:

10.1	Form of Employment Agreement between Banner Corporation, Banner Bank and Lloyd W. Baker, and Banner Bank and each of Richard B. Barton, Cynthia D. Purcell, and Douglas M. Bennett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: June 24, 2014	By: /s/ Mark J. Grescovich
Mark J. Grescovich President and Chief Executive Officer